Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

28 August 2026

1019739/114055293

Direct line: (852) 2842 9530
Email: Richard.Hall@conyers.com

CONCORDE INTERNATIONAL GROUP LTD

3 Ang Mo Kio Street 62

#01-49 LINK@AMK

Singapore 569139

Dear Sirs,

Re: CONCORDE INTERNATIONAL GROUP LTD (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with a registration statement on form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or around 28 August 2026 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 45,397,094 Class A Ordinary Shares, par value US$0.00001 per share (the “Class A Ordinary Shares”) to be issued pursuant to the Concorde International Group Ltd 2026 Equity Incentive Plan (the “Plan”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following document(s):

1.1.	a copy of the Registration Statement; and

1.2.	a copy of the Plan.

The documents referred to in items 1.1 to 1.2 are herein sometimes referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.3.	a copy of the certificate of incorporation, the second amended and restated memorandum of association and the second amended and restated articles of association of the Company;

1.4.	copies of (i) resolutions in writing signed by all the members of the compensation committee (the “Compensation Committee”) of the board of directors of the Company on 10 August 2026 and (ii) resolutions in writing signed by all the directors of the Company dated 11 August 2026 (collectively the “Resolutions”);

1.5.	a copy of a certificate of good standing issued by the Registrar of Corporate Affairs and dated 26 August 2026; and

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Beverly Y. Cheung, Anna W. T. Chong, Angie Y. Y. Chu, Alexander T. Doyle, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Wesley D. O’Brien, Teresa F. Tsai, Flora K. Y. Wong

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and the other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Registration Statement will be duly filed and/or declared effective by with the Commission;

2.7.	that the Company will have sufficient authorised but unissued Class A Ordinary Shares to effect the issue of any of the Class A Ordinary Shares at all relevant time;

2.8.	that terms and conditions of the Award (as defined in the Plan) and the issue of Class A Ordinary Shares thereunder will be authorised and approved by the Committee (as defined in the Plan);

2.9.	that on the date of any issue of Class A Ordinary Shares, the Company is, and after any such issue of Class A Ordinary Shares, the Company is and will be able to, pay its debts; and

2.10.	that upon issue of any Class A Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

3.	QUALIFICATIONS

3.1.	The obligations of the Company under the Documents:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

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(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a British Virgin Islands court, whether or not it was applying the foreign laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

3.2.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3.	We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act, 2018.

3.4.	Any provision of a document governed by British Virgin Islands law expressly or impliedly providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. In addition, a document governed by British Virgin Islands law guaranteeing or securing obligations under another document which may be amended in the future may not be enforceable in the event of such an amendment if the amendment was not within the original contemplation of the parties to the first document. The question of whether any provisions of a document governed by British Virgin Islands law which may be illegal, invalid or ineffective may be severed from the other provisions of such document would be determined by the courts at their discretion.

3.5.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority, or to pay any British Virgin Islands government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	The Class A Ordinary Shares, when issued and paid for in accordance with the Plan and entered in the register of members of the Company, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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